Exhibit 10.18

September 15, 2023
Bilal Khan
Via E-Mail
Dear Mr. Khan:
We are pleased to offer you a position with SpyGlass Pharma, Inc. (the “Company”) as a member of its Board of Directors (the “Board”), commencing after, and subject to, your election to the Board, to serve until your successor is duly appointed. The compensation for your services as a member of the Board will be the option grants set forth below. You shall be reimbursed for all reasonable expenses incurred by you in connection with such services in accordance with the Company’s established policies.
After you have become a member of the Board, the Board shall grant you a nonstatutory stock option entitling you to purchase up to 100,000 shares of the Company’s common stock (such number of shares represent approximately 0.13% of the fully-diluted capitalization of the Company as of the date hereof at an exercise price equal to the fair market value of the Company’s common stock on the date of grant as determined in the sole discretion of the Board (the “Option Grant”). The Option Grant shall be subject to the terms and conditions of the Company’s Amended and Restated 2019 Equity Incentive Plan (the “Plan”) and form of stock option agreement (the “Stock Option Agreement”). Twenty-five percent (25%) of the Option Grant shall vest one year from the date of your appointment to the Board, subject to your continuing service as a member of the Board, and none of the Option Grant shall vest before such date. The remaining shares subject to the Option Grant shall vest monthly over the next thirty-six (36) months in equal monthly amounts subject to your continuing service as a member of the Board. Thereafter, the Option Grant shall continue to be subject to the terms and conditions of the Plan and the Stock Option Agreement. Notwithstanding the foregoing and anything to the contrary in the Plan, in the event a Change in Control (as such term is defined in the Plan) of the Company occurs while you are a member of the Board, one hundred percent (100%) of the unvested shares subject to the Option Grant shall vest and become immediately exercisable. No right to any stock is earned or accrued until such time as that vesting occurs, nor does the grant confer any right to continue vesting or maintenance of your status as a member of the Board.
In accepting this offer, you are representing to us that you do not know of any conflict that would restrict you from becoming a director of the Company. Nothing in this offer or the Stock Option Agreement should be construed to interfere with or otherwise restrict in any way the rights of the Company and the Company’s stockholders to remove any individual from the Board at any time in accordance with the provisions of applicable law.
As with all our directors and executive officers, you and the Company will also enter into, and be afforded indemnity protections pursuant to the Company’s standard Indemnification Agreement, which we have enclosed with this offer letter.
You agree that, during the term of your directorship with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in
27081 Aliso Creek Road, Suite 125, Aliso Viejo, CA 92656
949-284-6904 | www.spyglasspharma.com

which the Company is now involved or becomes involved during the term of your directorship, nor will you engage in any other activities that conflict with your obligations to the Company without the express written consent of the Company.
Furthermore, you agree at all times during the term of your directorship and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board, any Confidential Information (as defined below) of the Company, except under a non-disclosure agreement duly authorized and executed by the Company. “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company’s products, product candidates or services and markets therefore, customers, developments, inventions, processes, formulas, technology, designs, drawings, engineering, finances or other business information. You further understand that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of yours or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.
To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. This letter sets forth the terms of your directorship with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by a duly authorized officer or director of the Company and by you.
We look forward to working with you at SpyGlass Pharma, Inc.

Best Personal Regards,

SpyGlass Pharma, Inc.

/s/ Patrick Mooney
Patrick Mooney, CEO and member of the Board
of Directors

ACCEPTED AND AGREED TO this
18th day of September, 2023

/s/ Bilal Khan
Bilal Khan

Enclosure:	Indemnification Agreement